Exhibit 99.4

[LOGO]                  CINCINNATI FINANCIAL CORPORATION
      Mailing Address:          P.O. BOX 145496
                           CINCINNATI, OHIO 45250-5496
                                 (513) 870-2000

                                            Investor Contact: Heather J. Wietzel
                                                                  (513) 603-5236
                                                 Media Contact: Joan O. Shevchik
                                                                  (513) 603-5323

        Cincinnati Financial Corporation Announces Director Transitions
                            to Take Effect in April

    CINCINNATI, Feb. 2 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) announced today that, in accordance with the board's long-established age guidelines, two directors of the corporation and its subsidiaries will not stand for re-election at the company's annual shareholders' meeting on April 24, 2004.

    Alan R. Weiler, CPCU, has served as a member of the Cincinnati Financial board since 1992. He is currently a member of the nominating committee and of the executive committees of Cincinnati Financial and its property casualty insurance subsidiaries. Mr. Weiler is chairman of Archer-Meek-Weiler Agency, Inc., an independent insurance agency in Columbus, Ohio.

    John E. Field, CPCU, joined the Cincinnati Financial board in 1995. Currently, he serves on the executive committees of the corporation and its property casualty insurance subsidiaries. Mr. Field recently retired from Wallace & Turner, Inc. He continues as chairman of the Springfield, Ohio, independent insurance agency.

    Chairman and Chief Financial Officer John J. Schiff, Jr., said, "The company and our shareholders have benefited immensely from the efforts of these two directors. Alan Weiler embraced our company, both as an agent and as a director. He has consistently been a strong and independent voice for professional insurance agents and their policyholders, ensuring that our company prospers by staying true to its mission of bringing them the highest quality insurance protection and service.

    "John Field has likewise guided our progress with great dedication," Mr. Schiff added. "He has kept us sharply focused on the importance of long-term relationships within the communities where our agents market Cincinnati products and services. John has put into action the ideals of two of the founders of The Cincinnati Insurance Company and the Wallace & Turner agency -
- Harry M. Turner and Chester T. Field. Chief among those ideals was the determination to be fully engaged in improving the businesses he led and the community he supported."

    Mr. Schiff continued, "With the transition of Alan and John off the board, its composition will continue to include independent agents serving alongside independent directors with expertise in non-insurance areas. We're pleased to retain this strategic advantage while meeting new board composition requirements applying to all public companies."

    The company plans to maintain the 15-member board, asking shareholders to vote on two new nominees at the April 24, 2004, annual shareholders' meeting.


    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and high net worth individuals.

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